                                                                   EXHIBIT 10(k)

                              EMPLOYMENT AGREEMENT

  AGREEMENT, made as of the 1st day of January, 1996, by and between Sensormatic Electronics Corporation, a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida 33431-0700, USA (hereinafter referred to as the "Corporation"), and Gerd Witter, with an office at Am Schimmersfeld 7, 40880 Ratingen, Germany (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

  WHEREAS, the Corporation desires that the Employee continue in the employ of Sensormatic GmbH ("SG"), a subsidiary of the Corporation, and serve as President of Sensormatic Europe and as a Senior Vice President of the Corporation, and that the Corporation, through such subsidiary or otherwise, be assured of having rights to the services of the Employee for a period commencing on the date hereof and continuing until terminated by either party as described herein, in the position of President of Sensormatic Europe or in such other executive capacities with the Corporation and/or subsidiary corporations of the Corporation (the Corporation and its subsidiary corporations being collectively referred to herein as the "Corporation Group") as may be determined by the Board of Directors of the Corporation and/or the Board of Directors of one or more other members of the Corporation Group, and as are acceptable to the Employee, and the Employee is willing to accept such employment, all subject to the terms and conditions set forth herein;

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

  1. EMPLOYMENT AND TERM. Subject to the terms and conditions hereof, the Corporation hereby agrees to cause the Employee to be employed by SG (and/or any other member or members of the Corporation Group), and the Employee hereby accepts employment, for a period commencing on the date hereof and continuing until terminated by either party, with or without cause, by giving written notice to the other party pursuant to Section 4 herein (the "Term of Employment").

  2. DUTIES. The Employee shall serve the Corporation as a Senior Vice President and he shall also serve SG as President and shall hold the office of President of Sensormatic Europe which shall be headquartered in Ratingen/Dusseldorf, Germany, or shall serve SG or any other member of the Corporation Group in such other capacity or capacities as may be determined by the Board of Directors of the Corporation, SG, and/or such other member of the Corporation Group and as is acceptable to the Employee. The Employee shall perform such executive, administrative and other services and duties as are incidental to any office he holds and as may, from time to time, be assigned to him by the Chief Executive Officer, the President, the Chairman of the Board or Board of Directors of the Corporation or a committee thereof or by the Board of Directors of SG. The Employee further agrees to serve as an officer and/or director of any parent, subsidiary or affiliate of the Corporation, upon request by the Corporation. During the term of this Agreement, the Employee shall devote his entire business time, attention and energies to the business of the Corporation Group except that the Employee may continue to serve as a member of the Board of Directors of Carbofer, a German corporation.

  3.   COMPENSATION.

       (a) As base compensation for the services to be rendered by the Employee hereunder, the Corporation agrees to cause the Employee to be paid by SG, or otherwise by a member of the

Corporation Group, a salary at such rate as is fixed from time to time by the Board of Directors of the Corporation or of SG, but in no event less than at the rate, in the aggregate, of DM 462,000 per annum, such salary to be paid in equal bi-weekly installments or other installments (not less often than monthly) agreed to by the parties.

       (b) The Corporation shall pay, or cause SG or another member of the Corporation Group to pay, the Employee bonus incentive compensation based on performance criteria as shall be agreed to by the Corporation and the Employee for each fiscal year during the term of this Agreement. Such bonus incentive compensation shall not exceed 40% of the Employee's total targeted compensation. However, Employee's bonus incentive compensation for the last half of the Corporation's 1996 fiscal year shall be guaranteed at 100% of the targeted bonus. Employee's bonus incentive compensation for the first half of the Corporation's 1996 fiscal year shall be calculated on the basis of the existing bonus incentive plan and shall be paid promptly; however, such amount shall be offset by the DM 28,700 overpayment to the Employee of the bonus payment for the Corporation's 1995 fiscal year.

            The Employee's base compensation and bonus incentive compensation shall be reviewed annually at such time as compensation is generally reviewed for European employees of SG or other members of the Corporation Group.

       (c) Subject to the Corporation's policies and procedures in this regard, the Employee shall be entitled to reimbursement for all normal and reasonable travel, entertainment and other expenses necessarily incurred by him in the performance of his obligations hereunder.

       (d) The Employee shall be entitled to participate in, or benefit from, such medical insurance, life insurance and other fringe benefit plans or policies as SG may make available to or have in effect for its executive personnel from time to time, as well as such other benefit plans of the Corporation in which his participation shall have been specifically approved by the Board of Directors of the Corporation. The Employee shall also be entitled to vacations, sick leave and other fringe benefits in accordance with the policies of SG from time to time in effect for executive personnel.

       (e) Except as hereinafter provided, the Corporation shall cause the Employee to be paid, for any period during the term of this Agreement during which he is unable to fully perform his duties because of physical or mental disability or incapacity, an amount equal to the compensation due him for such period in accordance with this Agreement, less the aggregate amount of all income disability benefits which for such period he may receive or to which he may be entitled under or by reason of (i) any group health insurance plan; (ii) any applicable compulsory governmental disability law; (iii) any applicable social security type law of the Federal Republic of Germany; (iv) any applicable workmen's compensation law or similar law; and (v) any plan toward which SG or any member of the Corporation Group has contributed or for which it has made payroll deductions, such as group accident or health policies.

  4.   COMPENSATION UPON TERMINATION.

       (a) The Employee may terminate the Term of Employment at any time by giving six (6) months' prior written notice to the Corporation at any time after June 30, 1996. In the event of such voluntary termination by the Employee, the Corporation may waive all or any portion of the notice period, but Employee shall be paid his salary and any applicable bonus incentive compensation and shall perform services at the direction of the Corporation, through such portion of the notice period not waived by the Corporation. In addition, subject to the provisions of subsection 4(d), the Employee shall be entitled to the benefits set forth in subsection 4(c) (i) through (v).

The parties agree that the Employee is a participant in the Corporation's Executive Salary Continuation Plan ("ESCP") and that the Employee has sufficient years of service so that he is fully vested under the ESCP and that he may retire at age 60 or thereafter and receive benefits under the ESCP for 15 years. The parties further agree that the Employee is a participant in the Corporation's Senior Executive Defined Contribution Retirement Plan ("Senior Plan") which was established in 1994. The Employee is presently 100% vested in the Senior Plan and he may retire at age 60 or thereafter under the Senior Plan and receive benefits for a 15 year period. The parties agree that the total benefits to be paid to Employee pursuant to the ESCP and the Senior Plan will equal fifty (50%) percent of the Employee's total targeted compensation at the time of his retirement or termination, and that such benefits will be paid in German marks. The parties acknowledge that the information set forth above with respect to the ESCP and the Senior Plan is intended to confirm the level of benefits expected to be paid to the Employee, but the parties agree that the language of the plans themselves will control all other issues relating to the plans.

       (b) The Corporation may terminate the Term of Employment immediately for cause as described in Section 6 by giving written notice to the Employee. In such event, the Employee shall not be entitled to any of the benefits set forth in Section 4(c)(i) through (v) or to any other benefits from the Corporation or any member of the Corporation Group in excess of his then presently vested benefit in any benefit plan carried by the Corporation or any member of the Corporation Group.

       (c) The Corporation may terminate the Term of Employment at any time without cause by giving at least thirty (30) days' prior written notice to the Employee. In the event of such termination without cause the Employee shall be entitled to the following:

            (i) payment of the Employee's total targeted compensation for a period of two (2) years at the compensation level that is in effect at the time the notice of termination is given, payable at the same regular interval as in effect prior to the termination. Such payments to be in German marks.

            (ii) the continued use of the automobile then being used by the Employee for two (2) years at the Corporation's expense, including insurance, taxes and maintenance costs.

            (iii) continuation of full medical coverage as provided by SG for the Employee, his spouse and his two (2) sons, unless his sons are employed and covered for medical benefits by their employers, for two (2) years at the Corporation's expense.

            (iv) payment by the Corporation of the Employee's golf club membership for two (2) years.

            (v) unexercised stock options and restricted stock that have been granted to the Employee shall continue in full force and effect for their full terms in accordance with the respective terms and conditions of the related stock option and restricted stock agreements (including those with respect to vesting).

       (d) The benefits set forth in subsection 4(c)(i) through (iv) shall not be available beyond such date as: (x) the Employee becomes employed in a position that involves salary and bonus that is comparable to that received by the Employee when his employment with the Corporation or any member of the

Corporation Group is terminated, or (y) the Employee accepts employment which involves conduct that would violate the non-competition provisions of Section
7. The benefits set forth in subsection 4(c)(v) shall not be available beyond such date as the Employee engages in any conduct that violates the non-competition or confidentiality provisions of Section 7.

  5. TERMINATION ON DISABILITY OR DEATH. In the event that the Employee, due to physical or mental disability or incapacity, is unable to substantially perform his duties hereunder for a period of three (3) or more successive months, the Corporation or the Employee shall have the right to terminate this Agreement and the Employee's employment hereunder upon thirty (30) days' prior written notice. In the event that the Employee shall be able to and shall recommence rendering services and performing his duties hereunder within such thirty (30) day notice period, such notice shall be vitiated. In the event that the Employee shall die during the term of this Agreement, this Agreement and the Employee's employment hereunder shall terminate immediately upon the Employee's death.

  6. TERMINATION FOR CERTAIN CAUSES. In the event of the willful misconduct of the Employee in the performance of his duties hereunder or the conviction of the Employee for a felony, this Agreement and the Employee's employment hereunder may be terminated by the Corporation without prior notice.

  7.   CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS AND NON-COMPETITION.

       (a) The Employee understands and hereby acknowledges that as a result of his employment with one or more members of the Corporation Group, he will necessarily become informed of, and have access to, confidential information of the Corporation Group and its members and any joint ventures and other affiliates of any member thereof, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, identity of customers and identity of suppliers, and that such information, even though it may be developed or otherwise acquired by the Employee, is the exclusive property of the Corporation to be held by the Employee in trust and solely for the Corporation's benefit. Accordingly, the Employee hereby agrees that he shall not, at any time, either during or subsequent to his employment hereunder, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any confidential information of any member of the Corporation Group without the prior written consent of the Corporation, except for use on behalf of any member of the Corporation Group in connection with its business and except for such information which legally and legitimately is or becomes of general public knowledge from authorized sources other than Employee. For the purposes of this Section 7, the terms "Corporation" and "Corporation Group" shall also mean and include any joint ventures and other affiliates of the Corporation or any other member of the Corporation Group, respectively.

       (b) The Employee covenants and agrees to disclose promptly and fully, in writing whenever possible, to the Corporation and to its attorneys and designated representatives, all ideas, devices, inventions, improvements, technical information and know-how, whether or not patentable or copyrightable, which he may conceive or make alone or jointly with others:

            (i) during the term of his employment with any member of the Corporation Group, whether during or outside of the usual hours of work;

            (ii) within a period of two (2) years after termination of his employment with the last member of the Corporation Group with which he is employed, if such ideas, devices, inventions, improvements, technical information and know-how relate to the business of any member of the

Corporation Group; or

            (iii) at any time after termination of his employment with the last member of the Corporation Group with which he is employed, if such ideas, devices, inventions, improvements, technical information and know-how arise out of any work done or concepts developed during his employment by any member of the Corporation Group.

       The Employee hereby agrees that all his right, title and interest in and to such ideas, devices, inventions, improvements, technical information and know-how shall be deemed as held by him in a fiduciary capacity solely for the benefit of the Corporation, and shall be the sole and exclusive property of this Corporation and shall be subject to the confidentiality provisions of
Section 7(a) hereof as confidential information of the Corporation and the Corporation Group.

       (c) The Employee hereby transfers and assigns to the Corporation all right, title and interest in and to the ideas, devices, inventions, improvements, technical information and know-how referred to in Section 7(b) hereof (together, the "Inventions"), including any and all United States and foreign patent rights therein and any renewals thereof. No royalty or other consideration or compensation shall be payable to the Employee by virtue of his disclosure or assignment to the Corporation of any of the Inventions or any rights therein. The Employee, when requested to do so, either during or after the term of his employment with any member of the Corporation Group, shall:

            (i) execute, acknowledge and deliver all such instruments of assignment, transfer and conveyance, and any such further instruments and documents, in form and substance satisfactory to the Corporation, as the Corporation shall deem necessary or advisable to evidence the vesting in the Corporation of all right, title and interest of the Employee in and to the Inventions;

            (ii) assist the Corporation and its agents in preparing patent applications, domestic and foreign, covering the Inventions;

            (iii) sign and deliver all such applications and assignments of the same to the Corporation; and

            (iv) generally give all information and testimony, sign all papers and do all things which may be needed or requested by the Corporation to the end that the Corporation may obtain, extend, reissue, maintain and enforce United States and foreign patents covering the Inventions.

       (d) The Employee hereby irrevocably nominates and appoints the Corporation his attorney-in-fact to sign and deliver all such papers, and perform all such acts, mentioned in Section 7(c) hereof, in the event of the Employee's absence, unavailability, refusal, or death, such nomination and appointment hereby being granted with full authority in the premises, and such authority to be deemed coupled with an interest vested in the Corporation.

       (e) The Corporation agrees to bear all expenses which it causes to be incurred in obtaining, extending, reissuing, maintaining and enforcing such patents and in investing and perfecting title thereto in the Corporation, and agrees further to pay the Employee for any time which it may require of him therefore, and for any services that may be required of him pursuant to Section 7(c) hereof, subsequent to the termination of his employment with the Corporation, such payment to be at an hourly rate equivalent to that at which the Employee is paid at the time of the termination of his employment with the Corporation.

       (f) In the event of the unenforceability of all or part of the foregoing provisions of this Section 7, as determined by a court of competent jurisdiction, the Employee hereby transfers and assigns to the Corporation such lesser interests in the Inventions, including, without limitation, any and all United States and foreign patent rights therein and renewals thereof, as may be determined by such a court to be a reasonable grant of interests under the circumstances, but, in any event, and without limitation, the Employee shall be deemed to have granted to the Corporation not less than an irrevocable, non-exclusive license, with the right to sublicense others, to manufacture, use, lease and sell the Inventions which have not been assigned to the Corporation under the provisions of Section 7(c) hereof, without payment of any royalty.

       (g) The Employee agrees that, during the term of this Agreement and for a period of two (2) years after the termination for any reason of his employment with the last member of the Corporation Group with which he is employed, he shall not, anywhere in Europe or elsewhere in the world (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of the Employee), directly or indirectly:

            (i) engage in a similar or competitive line of business to that carried on by any member of the Corporation Group, either for his own account or with or for anyone else;

            (ii) solicit or attempt to solicit business of any customers of any member of the Corporation Group for products or services the same or similar to those offered, sold, produced or under development by any member of the Corporation Group;

            (iii)solicit or attempt to solicit for any business endeavor any employee of any member of the Corporation Group; or

            (iv) otherwise divert or attempt to divert from any member of the Corporation Group any business whatsoever or interfere with any business relationship between any member of the Corporation Group and any other person.

       The foregoing shall not prevent the Employee from purchasing or owning up to five (5%) percent of the voting securities of any corporation, the securities of which are publicly traded.

       (h) Upon the termination of his employment, for any reason whatsoever, with the last member of the Corporation Group with whom he is employed, the Employee shall promptly deliver to the Corporation all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials, including, without limitation, those of a secret or confidential nature, relating to the business of any member of the Corporation Group which are in the Employee's possession or control.

       (i) Because the Corporation does not have an adequate remedy at law to protect its business and that of the other members of the Corporation Group from the Employee's competition or to protect its and their interests in its trade secrets, privileged, proprietary or confidential information and similar commercial assets, the Corporation shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Section 7, be available to the Corporation. In the event of such a breach, in addition to any other remedies, the Corporation shall be entitled to receive from the Employee payment of, or reimbursement for, its reasonable attorneys' fees and disbursements incurred in enforcing any such provision.

       (j) The provisions of this Section 7 shall survive any termination of this Agreement.

  8. ENTIRE AGREEMENT. This Agreement merges and supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties against whom the same is sought to be enforced; provided, however, that the Employee's compensation may be increased at any time by the Corporation or any member of the Corporation Group without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

  9. SUCCESSORS AND ASSIGNS. Neither party shall have the right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the other party, provided, however, that (i) the Corporation may assign this Agreement to any other member of the Corporation Group (in which event the Corporation shall guarantee the fulfillment of any of its obligations hereunder) and (ii) upon the sale of all or substantially all of the assets, business and goodwill of the Corporation, SG, or any other member of the Corporation Group by which the Employee is employed, to another corporation, or upon the merger or consolidation of the Corporation, SG, or any other member of the Corporation Group by which the Employee is employed, with another corporation, this Agreement shall inure to the benefit of, and be binding upon, both the Employee and the corporation purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other corporation were the Corporation, SG, or any other member of the Corporation Group by which the Employee is employed, as the case may be. Subject to the foregoing, this Agreement shall inure to the benefit of, and bind, the parties hereto and their legal representatives, heirs, successors and assigns.

  10. GOVERNING LAW. This Agreement is made and executed in, and shall be governed by the laws of the State of Florida; provided, however, that the Corporation may, in connection with any dispute under this Agreement, waive the applicability of such Florida laws, in which case the laws of the Federal Republic of Germany shall govern.

  11. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by a court or tribunal of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SENSORMATIC ELECTRONICS CORPORATION                  GERD WITTER, INDIVIDUALLY

By: /s/ Robert A. Vanourek                           By: /s/
    ----------------------------                         ----------------------
Print Name: Robert A. Vanourek
            --------------------
Title:      President
      --------------------------